Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of October 3, 2011, by and between BioTime, Inc. (“BioTime”), a California corporation, and Peter S. Garcia ("Executive").

W I T N E S S E T H:

WHEREAS, BioTime desires to employ Executive, and Executive is willing to accept such employment, all on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.             Engagement; Position and Duties.

(a)           BioTime agrees to employ Executive in the position of Chief Financial Officer. Executive shall perform the duties and functions as are normally carried out by a Chief Financial Officer of a developer of pharmaceutical or medical products of a size comparable to BioTime and that is subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as the Board of Directors of BioTime (the "Board of Directors") shall from time to time reasonably determine.  Without limiting the generality of the immediately preceding sentence, Executive's duties shall include, but shall not be limited to:  (i) preparing and maintaining financial books, accounts, and related records of BioTime and the Related Companies (as defined below), in accordance with generally accepted accounting standards; (ii) setting up and administering policies, procedures, and controls over financial reporting and disclosure to comply with the financial reporting and disclosure requirements of BioTime and the Related Companies under the Exchange Act and other applicable laws and regulations, and to assure that all external reporting to third parties and all internal reporting within BioTime and the Related Companies is timely, proper, and accurate; (iii) preparing annual, quarterly and other interim financial statements and reports, including also such pro forma financial statements as may from time to time be required, for BioTime and the Related Companies in accordance with generally accepted accounting standards; (iv) preparing annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and all amendments thereto, and any other reports and filings as may be required under the Exchange Act or under any other Federal or state securities laws, or under the rules and regulations of any securities exchange on which securities issued by BioTime or any Related Company may be listed or may be traded; (v) communicating and cooperating with the independent registered accountants of BioTime and the Related Companies in connection with any audit or review of the financial statements, records or accounts of BioTime or any Related Company; (vi) setting up and administering policies, procedures, and financial controls as may be required for any grant financed project or under the terms of any agreement governing any project conducted by BioTime or a Related Company with any third party collaborator; (vii) maintaining or managing all accounts payable, accounts receivable, and payrolls for BioTime and the Related Companies; (viii) establishing and maintaining BioTime and Related Company bank accounts and other accounts with financial institutions, and managing the deposit and withdrawal of funds therefrom; (ix) managing the investment of BioTime and Related Company cash, deposit accounts, certificates of deposit, securities, and similar assets; (x) preparing and filing registration statements, prospectuses, and other disclosure documents, applications, and reports under the Securities Act of 1933, as amended, and the securities laws of any state or foreign jurisdiction in connection with any offer, sale, purchase, exchange, tender offer, distribution, or acquisition of securities by BioTime or any Related Company; and (xii) such other duties as the Board of Directors, the Chief Executive Officer, or the Chief Operating Officer may from time to time determine.  Executive shall devote his best efforts, skills, and abilities, on a full-time basis, exclusively to the business of BioTime and its Related Companies pursuant to, and in accordance with, reasonable business policies and procedures, as fixed from time to time by the Board of Directors.  Executive covenants and agrees that he will faithfully adhere to and fulfill such policies as are established from time to time by the Board of Directors.

(b)           Performance of Services for Related Companies.  In addition to the performance of services for BioTime, Executive shall, to the extent so required by BioTime, also perform services for one or more members of the consolidated group of which BioTime is a part (each, a "Related Company"), provided that such services are consistent with the kind of services Executive performs or may be required to perform for BioTime under this Agreement, including as Chief Financial Officer or Treasurer of one or more Related Companies.  If Executive performs any services for any Related Company, Executive shall not be entitled to receive any compensation or remuneration in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the Related Company.  Executive covenants and agrees that he will faithfully adhere to and fulfill such policies as are established from time to time by the board of directors of any Related Company for which he performs services, to the extent that such policies and procedures differ from or are in addition to the policies and procedures adopted by the Board of Directors.

(c)           No Conflicting Obligations.  Executive represents and warrants to BioTime and the Related Companies that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement or that would prohibit him, contractually or otherwise, from performing his duties as the Chief Financial Officer of BioTime and the Related Companies.

(d)           No Unauthorized Use of Third Party Intellectual Property.  Executive represents and warrants that he will not use or disclose, in connection with his employment by BioTime or any Related Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that BioTime or a Related Company holds a valid license or other written permission for such use from the owner(s) thereof.  Executive represents and warrants to BioTime and each Related Company that he has returned all property and confidential information belonging to any prior employer.

2.             Compensation

(a)           Salary.  During the term of this Agreement, BioTime shall pay to the Executive an annual salary of Three Hundred Twenty-Four Thousand Dollars ($324,000) the ("Annual Salary").  Executive's salary shall be paid in equal semi-monthly installments, consistent with BioTime's regular salary payment practices.  Executive's salary may be increased from time-to-time by BioTime without affecting this Agreement.

(b)           Bonus.  In addition to his Salary, Executive shall be eligible for an annual bonus, up to an amount that does not exceed 30% of his Annual Salary, as may be approved by the Board of Directors in its discretion based on Executive's performance and achievement of goals or milestones set by the Board of Directors. Executive agrees that the Board of Directors of BioTime may follow the recommendations of its Compensation Committee in determining the amount of the award bonus and in establishing the performance goals or milestones as a basis for the award bonus.  To the extent possible, such criteria shall be established, as to each fiscal year, prior to the end of the first month of such fiscal year. As an example, such performance criteria may be comprised of several designated performance goals and one or more performance targets in each goal.

(c)           BioTime Stock Options.  BioTime will grant Executive an option to purchase 200,000 BioTime common shares (the “Option”) under the BioTime 2002 Employee Stock Option Plan, as amended (the “Plan”).

(1)           The exercise price of the Option will be the Fair Market Value of BioTime’s common shares on the date of grant determined in accordance with the Plan.  The Option will vest (and thereby become exercisable) as follows: 1/48th of the number of Option shares will vest at the end of each full month of employment.  Vesting will depend on Executive’s continued employment with BioTime through the applicable vesting date, and will be subject to the terms and conditions of the Plan and a Stock Option Agreement consistent with the Plan and this paragraph.  The unvested portion of the Option shall not be exercisable.

(2)           The vested portion of the Option shall expire on the earliest of (A) seven (7) years from the date of grant, (B) three months after Executive ceases to be an employee of BioTime for any reason other than Executive’s death or Disability (as defined below), or (C) one year after Executive ceases to be an employee of BioTime due to his death or Disability; provided that if Executive dies during the three month period described in clause (B) of this paragraph, the expiration date of the vested portion of the Option shall be one year after the date of his death.  The Option shall not be exercisable after it has expired.

(3)           Except as specifically set forth in this Section, Executive’s rights under the Plan, or any other stock option plan later adopted by BioTime, shall be governed solely by the terms of the Plan, or the later adopted stock option plan.

(d)           Related Company Stock Options.  BioTime shall cause its Related Companies OncoCyte Corporation, OrthoCyte Corporation, and ReCyte Therapeutics, Inc. to grant Executive options to purchase 50,000 shares of each such Related Company’s common stock (the “Subsidiary Options”) under each such Related Company’s respective 2010 Employee Stock Option Plan (each a “Subsidiary Plan”).

(1)           The exercise price of the Subsidiary Options will be the Fair Market Value of the Related Company’s common stock on the date of grant, determined in accordance with the applicable Subsidiary Plan.  BioTime expects that the exercise prices of the Subsidiary Options will be:  $1.00 per share for the OncoCyte Corporation stock options; $0.08 per share for the OrthoCyte Corporation stock options; and $2.05 per share for the ReCyte Therapeutics, Inc. stock options, based on the most recent independent valuations or arms length sale of common stock by the applicable Related Company.  Each Subsidiary Option will vest (and thereby become exercisable) as follows: 1/48th of the number of Subsidiary Option shares will vest at the end of each full month of employment.  Vesting will depend on Executive’s continued employment with BioTime or the applicable Related Company through the applicable vesting date, and will be subject to the terms and conditions of the applicable Subsidiary Plan and a Stock Option Agreement consistent with the applicable Subsidiary Plan and this paragraph.  The unvested portions of the Subsidiary Options shall not be exercisable.

(2)           The vested portion of each Subsidiary Option shall expire on the earliest of (A) seven (7) years from the date of grant, (B) three months after Executive ceases to be an employee of BioTime or the applicable Related Company for any reason other than Executive’s death or Disability (as defined below), or (C) one year after Executive ceases to be an employee of BioTime or the applicable Related Company due to his death or Disability; provided that if Executive dies during the three month period described in clause (B) of this paragraph, the expiration date of the vested portion of the Subsidiary Option shall be one year after the date of his death.  A Subsidiary Option shall not be exercisable after it has expired.

(3)           Except as specifically set forth in this Section, Executive’s rights under the Subsidiary Plans, or any other stock option plan later adopted by a Related Company that has granted a Subsidiary Option, shall be governed solely by the terms of the applicable Subsidiary Plan, or the later adopted stock option plan.

(e)           Expense Reimbursements. BioTime or a Related Company shall reimburse Executive for reasonable commute, travel, and other business expenses incurred by Executive in the performance of his duties hereunder, subject to BioTime's (or a Related Company's) policies and procedures in effect from time to time, and provided that Executive submits supporting vouchers.

(f)           Benefit Plans.  Executive shall be eligible (to the extent he qualifies) to participate in any retirement, pension, life, health, accident and disability insurance, stock option plan or other similar employee benefit plans which may be adopted by BioTime for its executive officers or other employees.  BioTime shall pay for all premiums for any such insurance policies covering Executive and Executive's spouse and children, if any, to the extent such insurance coverage is available under Company employee benefit plans.

(g)           Vacation; Sick Leave.  Executive shall be entitled to fifteen (15) days of vacation and sick leave, combined, without reduction in compensation, during each calendar year.  Vacation shall be taken at such time as is consistent with the needs and policies of BioTime and its Related Companies.  All vacation days and sick leave days shall accrue annually based upon days of service.  Leave from work due to illness shall be subject to the policies and procedures of BioTime, and subject to the provisions of this Agreement governing termination due to disability, sickness or illness.  BioTime may, from time to time, adopt policies governing the disposition of unused vacation days and sick leave days remaining at the end of BioTime's fiscal year; which policies may govern whether unused vacation days or sick leave days will be paid, lost, or carried over into subsequent fiscal years.

3.             Competitive Activities. During the term of Executive's employment with BioTime and for one year thereafter, Executive shall not, for himself or any third party, directly or indirectly employ, solicit for employment or recommend for employment any person employed by BioTime or any Related Company.  During the term of Executive's employment, he shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of BioTime or any Related Company.  Executive acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of BioTime's or a Related Company's Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of BioTime or a Related Company.  Executive has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

4.             Inventions/Intellectual Property/Proprietary Information

(a)           Inventions and Discoveries Belong to BioTime or a Related Company.  As used in this Agreement, “Intellectual Property” means any and all inventions, discoveries, formulas, improvements, writings, designs, or other intellectual property.  Any and all Intellectual Property relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed, or researched by BioTime, or any Related Company, which Executive may conceive or make while performing services for BioTime or a Related Company shall be the sole and exclusive property of BioTime or the applicable Related Company.  Executive hereby irrevocably assigns and transfers to BioTime, or a Related Company, all rights, title and interest in and to all Intellectual Property that Executive may now or in the future have under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  BioTime and the Related Companies will be entitled to obtain and hold in their own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.

(b)           Moral Rights.  To the extent allowed by law, the rights to Intellectual Property assigned by Executive to BioTime or any Related Company includes all rights of paternity, integrity, disclosure and withdrawal, and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent Executive retains any such Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by BioTime or a Related Company and agrees not to assert any Moral Rights with respect thereto.  Executive shall confirm in writing any such ratifications, consents, and agreements from time to time as requested by BioTime or Related Company.

(c)           Execution of Documents; Power of Attorney.  Executive agrees to execute and sign any and all applications, assignments, or other instruments which BioTime or a Related Company may deem necessary in order to enable BioTime or a Related Company, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the Intellectual Property, or in order to assign or convey to, perfect, maintain or vest in BioTime or a Related Company the sole and exclusive right, title, and interest in and to the Intellectual Property.  If BioTime or a Related Company is unable after reasonable efforts to secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints BioTime or any Related Company or its designee as Executive’s agent and attorney-in-fact, to act on her behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect BioTime’s or a Related Company’s rights in the Intellectual Property.  Executive acknowledges and agrees that such appointment is coupled with an interest and is irrevocable.

(d)           Disclosure of Intellectual Property.  Executive agrees to disclose promptly to BioTime or a Related Company all Intellectual Property which Executive may create or conceive solely, jointly, or commonly with others.  This paragraph is applicable whether or not the Intellectual Property was made under the circumstances described in paragraph (a) of this Section.  Executive agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related Intellectual Property is the property of BioTime or a Related Company.

(e)           Limitations.  The obligations provided for by this Section 4, except for the requirements as to disclosure in paragraph 4(d), do not apply to any rights Executive may have acquired in connection with Intellectual Property for which no equipment, supplies, facility, or trade secret information of BioTime or a Related Company was used and which was developed entirely on the Executive’s own time and (i) which at the time of conception or reduction to practice does not relate directly or indirectly to the business of BioTime or a Related Company, or to the actual or demonstrable anticipated research or development activities or plans of BioTime or a Related Company, or (ii) which does not result from any work performed by Executive for BioTime or a Related Company.  All Intellectual Property that (1) results from the use of equipment, supplies, facilities, or trade secret information of BioTime or a Related Company; (2) relates, at the time of conception or reduction to practice of the invention, to the business of BioTime or a Related Company, or actual or demonstrably anticipated research or development of BioTime or a Related Company; or (3) results from any work performed by Executive for BioTime or a Related Company shall be assigned and is hereby assigned to BioTime or the applicable Related Company.  The parties understand and agree that this limitation is intended to be consistent with California Labor Code, Section 2870, a copy of which is attached as Exhibit A.  If Executive wishes to clarify that something created by Executive prior to Executive’s employment by BioTime or a Related Company that relates to the actual or proposed business of BioTime or a Related Company is not within the scope of this Agreement, Executive has listed it on Exhibit B in a manner that does not violate any third party rights.

(f)           Confidential and Proprietary Information.  During his employment, Executive will have access to trade secrets and confidential information of BioTime and one or more Related Companies.  Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information.  Confidential Information also shall include any information of any kind, whether belonging to BioTime, a Related Company, or any third party, that BioTime or a Related Company has agreed to keep secret or confidential under the terms of any agreement with any third party.  Confidential Information does not include:  (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Executive; (ii) information that was rightfully in Executive's possession prior to his employment with BioTime and was not assigned to BioTime or a Related Company or was not disclosed to Executive in his capacity as a director or other fiduciary of BioTime or a Related Company; or (iii) information disclosed to Executive, after the termination of his employment by BioTime, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from BioTime or a Related Company, and who is not subject to an obligation to keep such information confidential for the benefit of BioTime, a Related Company, or any third party with whom BioTime or a Related Company has a contractual relationship.  Executive understands and agrees that all Confidential Information shall be kept confidential by Executive both during and after his employment by BioTime or any Related Company.  Executive further agrees that he will not, without the prior written approval by BioTime or a Related Company, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of his employment or at any time thereafter, except as required by BioTime or a Related Company in the course of his employment.

5.             Termination of Employment.  Executive understands and agrees that his employment has no specific term.  This Agreement, and the employment relationship, are "at will" and may be terminated by BioTime, any Related Company, or Executive with or without cause upon thirty (30) days advance written notice to the other party or parties.  Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Executive's employment, BioTime and the Related Companies shall have no further obligation to Executive by way of compensation or otherwise, except as expressly provided in this Agreement.

(a)           Separation Benefits.  Upon termination of Executive's employment with BioTime and the Related Companies for any reason, Executive will receive the severance benefits set forth below, but Executive will not be entitled to any other compensation, award, or damages with respect to his employment or termination of employment.

(i)            Termination for Cause, Death, Disability, or Resignation.  In the event of Executive's termination for Cause, or termination as a result of his death or Disability, or his resignation, Executive will be entitled to receive payment for all unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of his termination of employment.  Executive will not be entitled to any cash severance benefits or additional vesting of any Options or Subsidiary Options or other equity or cash awards.

(ii)           Termination Without Cause.  In the event of Executive's termination by BioTime without Cause, he will be entitled to (A) the benefits set forth in paragraph (a)(i) of this Section, and (B) payment in an amount equal to: (1) three months' base salary if terminated within the first 12 months of employment, or (2) six months' base salary if terminated after 12 months of employment, either of which may be paid in a lump sum or, at the election of BioTime, in installments consistent with the payment of Executive's salary while employed by BioTime, subject to such payroll deductions and withholdings as are required by law, and (C) accelerated vesting of fifty percent (50%) of the then unvested shares subject to the BioTime Option if Executive has been employed by BioTime for at least twelve months.  This paragraph shall not apply to any termination of Executive’s employment by a Related Company if he remains employed by BioTime.

(iii)          Change of Control.  In the event BioTime (or any successor in interest to BioTime that has assumed BioTime's obligation under this Agreement) terminates Executive's employment without Cause within twelve (12) months following a Change in Control, Executive will be entitled to (A) the benefits set forth in paragraph (a)(i) of this Section, (B) twelve months' base salary, which shall be paid in a lump sum, subject to such payroll deductions and withholdings as are required by law, and (C) accelerated vesting of one hundred percent (100%) of the then unvested shares subject to the BioTime Option.  This paragraph shall not apply to any termination of Executive’s employment by a Related Company if he remains employed by BioTime or any successor in interest to BioTime that has assumed BioTime's obligation under this Agreement.

(b)           Release.  Any other provision of this Agreement notwithstanding, paragraphs (a)(ii) and (a)(iii) of this Section shall not apply unless the Executive (i) has executed a general release of all claims against BioTime and the Related Companies (in a form prescribed by BioTime or its successor in interest) and (ii) has returned all property in the Executive's possession belonging BioTime or its successor in interest and any Related Companies.

(c)           Continuation of Certain Benefits .   In the event of the termination of Executive's employment Without Cause, Executive's benefits will be continued under Biotime’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.  If Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) following the termination of his employment Without Cause, then the Company shall pay the Executive's monthly premium under COBRA until the earlier of (i) six months or (ii) the date when the Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

(d)           Definitions.  For purposes of this Section, the following definitions shall apply:

(i)            "Affiliated Group" means (A) a Person and one or more other Persons in control of, controlled by, or under common control with such Person; and (B) two or more Persons who, by written agreement among them, act in concert to acquire Voting Securities entitling them to elect a majority of the directors of BioTime.

(ii)           "Cause" means: (A) the failure to properly perform Executive's job responsibilities, as determined reasonably and in good faith by the Board of Directors; (B) commission of any act of fraud, gross misconduct or dishonesty with respect to BioTime or any Related Company; (C) conviction of, or plea of guilty or "no contest" to, any felony, or a crime involving moral turpitude; (D) breach of any provision of this Agreement or any provision of any proprietary information and inventions agreement with BioTime or any Related Company; (E) failure to follow the lawful directions of the Board of Directors of BioTime or any Related Company; (F) chronic alcohol or drug abuse; (G) obtaining, in connection with any transaction in which BioTime, any Related Company, or any of BioTime’s affiliates is a party, a material undisclosed financial benefit for himself or for any member of his immediate family or for any corporation, partnership, limited liability company, or trust in which he or any member of his immediate family owns a material financial interest; or (H) harassing or discriminating against, or participating or assisting in the harassment of or discrimination against, any employee of BioTime (or a Related Company or an affiliate of BioTime) based upon gender, race, religion, ethnicity, or nationality.

(iii)          "Change of Control" means (A) the acquisition of Voting Securities of BioTime by a Person or an Affiliated Group entitling the holder thereof to elect a majority of the directors of BioTime; provided, that an increase in the amount of Voting Securities held by a Person or Affiliated Group who on the date of this Agreement owned beneficially owned (as defined in Section 13(d) of the Exchange Act and the regulations thereunder) more than 10% of the Voting Securities shall not constitute a Change of Control; and provided, further, that an acquisition of Voting Securities by one or more Persons acting as an underwriter in connection with a sale or distribution of such Voting Securities shall not constitute a Change of Control under this clause (A); (B) the sale of all or substantially all of the assets of BioTime; or (C) a merger or consolidation of BioTime with or into another corporation or entity in which the stockholders of BioTime immediately before such merger or consolidation do not own, in the aggregate, Voting Securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity); provided, however, that in no event shall any transaction described in clauses (A), (B) or (C) be a Change of Control if all of the Persons acquiring Voting Securities or assets of BioTime or merging or consolidating with BioTime are one or more Related Companies.

(iv)           "Disability" shall mean Executive's inability to perform the essential functions of his job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(v)            "Person" means any natural person or any corporation, partnership, limited liability company, trust, unincorporated business association, or other entity.

(vi)           "Voting Securities" means shares of capital stock or other equity securities entitling the holder thereof to regularly vote for the election of directors (or for person performing a similar function if the issuer is not a corporation), but does not include the power to vote upon the happening of some condition or event which has not yet occurred.

6.             Insurance and Indemnity. With respect to his service hereunder, BioTime shall maintain, at its expense, customary directors' and officers' liability and errors and omissions insurance covering the Executive and, if such coverage is available at reasonable cost, for all other executive officers and directors of BioTime, in an amount both deemed appropriate by BioTime and available in the marketplace. To the extent such defense and indemnification are not fully and irrevocably provided by BioTime supplied insurance, BioTime shall defend and indemnify the Executive, to the fullest extent permitted by law, from and against any liability asserted against or incurred by the Executive (a) by reason of the fact that the Executive is or was an officer, director, employee, or consultant of BioTime or any affiliate or related party or is or was serving in any capacity at the request of BioTime for any other corporation, partnership, joint venture, trust, employment benefit plan or other entity or enterprise or (b) in connection with any action(s), omission(s), or occurrence(s) during the course of such service or such status as an officer, director, employee, or consultant of or to any of the foregoing. BioTime’s obligations under this Section 6 shall survive the termination of the Executive’s employment hereunder and any termination of this Agreement.

7.             Turnover of Property and Documents on Termination.  Executive agrees that on or before termination of his employment, he will return to BioTime and all Related Companies all equipment and other property belonging to BioTime and the Related Companies, and all originals and copies of Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Executive's possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Executive's possession or control:  (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of BioTime and any Related Companies; and (d) any and all Intellectual Property developed by Executive during the course of employment.

8.             Arbitration.  Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between BioTime or any Related Company and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association.  Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The location of the arbitration shall be San Francisco, California. Unless the parties mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS).  BioTime shall pay the arbitrator’s fees and costs.  Each party shall pay for its own costs and attorneys' fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party.

EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF HIS RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

9.             Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.  In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

10.           Agreement Read and Understood. Executive acknowledges that he has carefully read the terms of this Agreement, that he has had an opportunity to consult with an attorney or other representative of his own choosing regarding this Agreement, that he understands the terms of this Agreement, and that he is entering this agreement of his own free will.

11.           Complete Agreement, Modification.  This Agreement is the complete agreement between the parties on the subjects contained herein and supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral.  No provision of this Agreement may be modified, amended, or waived except by a written document signed both by BioTime and Executive.

12.           Governing Law.  This Agreement shall be construed and enforced according to the laws of the State of California.

13.           Assignability.  This Agreement, and the rights and obligations of the parties under this Agreement, may not be assigned by Executive.  BioTime may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of BioTime's obligations under this Agreement.

14.           Survival.  This Section 14 and the covenants and agreements contained in Sections 4, 6, 7 and 8 of this Agreement shall survive termination of this Agreement and Executive's employment.

15.           Notices.  Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15).

16.           Section 409A. The Company intends that income provided to the Executive will not be subject to taxation under Section 409A of the Internal Revenue Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code, provided if the Company is advised by counsel that the matter is not free from doubt whether such provisions are satisfied, the Company may take, or refrain from taking, such actions such that such provisions are satisfied.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EXECUTIVE:

/s/ Peter S. Garcia
Peter S. Garcia

Address:	425 Guinda Street
Palo Alto, CA 94301

BioTime, Inc.

By:	/s/Robert W. Peabody

Robert W. Peabody, Chief Operating Officer

Address:	1301 Harbor Bay Parkway, Suite100 Alameda, California 94502

EXHIBIT A

California Labor Code Section 2870.

Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i)           Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(ii)          Result from any work performed by the employee for his employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

PRIOR MATTERS

None